Exhibit 99.1

Contacts:                                                                                               FOR IMMEDIATE RELEASE

Paul Lidsky, President/CEO

952.996.9102

plidsky@onelink.com

OneLink Announces Need for Additional Funds

EDEN PRAIRIE, Minn., April 24, 2002—OneLink, Inc. (OTC BB: ONEL) — a provider of telecommunications-based business intelligence services delivered via the Internet — announced today that unless they receive additional funding over the next 30 days, the Company will not have enough funds to continue in operation beyond May 31, 2002.  OneLink is attempting to obtain the necessary funding to remain in operation, however, there is no assurance that the funding will be available.

 “OneLink’s ability to generate cash flow has been severely compromised by the general downturn in the telecommunications market.  This downturn has resulted in significant delays in deployment of our TeleSmart Web and TeleMetrics products by the Regional Bell Operating Companies (RBOCs)”, said Paul Lidsky, OneLink’s President and CEO.

“While our TeleMetric product was launched by one of the RBOCs, it was not launched in as many of the small business markets as originally anticipated.  The TeleSmart launch by a third phone company was delayed again after a planned first quarter introduction.  These events along with the general slow down in decision making relative to our products have reduced our cash flow to the point that we need additional funding to continue”, said Lidsky.

“We took a number of aggressive cost reduction steps in the last half of fiscal year 2001 and have continued these efforts, as part of our plan to continue to operate through the current economic and technology sector downturns”, said Lidsky.  Unfortunately, product launch delays are creating negative cash flow in excess of what we projected and our cost reduction efforts will not be enough  to swing us into positive cash flow, he added.

OneLink also announced that, due to lack of funding, it has been unable to prepare or file its annual report on Form 10-KSB with the Securities and Exchange Commission on a timely basis. The report will be filed if OneLink obtains sufficient funding to do so.

About OneLink

OneLink, Inc., based in Eden Prairie, Minn., is an Application Service Provider (ASP) of Internet-delivered business intelligence services to the telecommunications industry.  The Company markets its services to network providers who use the service to build and/or enhance business customer relationships and increase customer satisfaction, loyalty and retention.  For more information and Paul Lidsky’s Third Quarter, 2001 Letter to the Shareholders, visit www.onelink.com.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Acts of 1995.  A number of factors should be considered in conjunction with the above forward-looking statements, principally the inability of OneLink to continue in operation without additional financing. Other factors include long sales cycles for new customers, possible changes in economic and market conditions, the development of new technologies, product pricing, industry regulation, management of growth, business strategy and measures to implement strategy, competitive strengths and expansion.  Additionally, other factors set forth in cautionary statements included in OneLink’s other documents filed with the Securities and Exchange Commission should be considered.